Exhibit 99.1

World Fuel Services Corporation to Acquire Western Petroleum Company

Expands U.S. Unbranded Wholesale Land Segment and Adds Branded Aviation Fuel Distribution Business

MIAMI--(BUSINESS WIRE)--August 23, 2010--World Fuel Services Corporation (NYSE: INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has signed a definitive agreement to acquire the capital stock of Western Petroleum Company (“Western”), including the assets comprising Western’s wholesale motor fuel distribution business, branded aviation fuel distribution business and wholesale lubricants distribution business.

Western, based in Eden Prairie, Minnesota, with 2009 volumes of more than 500 million gallons of gasoline and diesel fuel and approximately 100 million gallons of branded aviation fuel, is one of the nation’s largest independently owned petroleum marketing companies.

“We are very pleased to welcome the Western team to World Fuel,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “The acquisition of Western is another significant step in the continued evolution of our land based fuel business and their branded aviation fuel distribution business will further expand the breadth of our general aviation business.”

“We are excited to be joining forces with World Fuel and look forward to capitalizing on the many growth opportunities in the marketplace. Our market knowledge combined with World Fuel’s size and scale will allow us to further expand our value proposition to a broader base of customers and suppliers,” stated Richard S. Neville, president of Western.

The purchase price for the transaction will be $95 million which may be increased by up to an additional $20 million to the extent that Western’s net assets exceed an agreed target at closing. Up to $30 million of the purchase price, and up to $10 million of the additional purchase price, if payable, may be paid, at World Fuel's option, in the form of World Fuel Services Corporation common stock, valued based on an agreed trailing average price formula. World Fuel may be required to issue the common stock if its market price at the relevant settlement date exceeds the trailing average trading price by more than an agreed amount. The balance of the purchase price will be funded through a promissory note and cash-on-hand.

The transaction, which is expected to be $0.11 to $0.13 accretive to earnings in the first twelve months (assuming that $30 million of World Fuel Services Corporation common stock is issued to pay the purchase price), is subject to customary closing conditions and is expected to be completed within the next sixty days.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer
305-428-8000